Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Noble Finance Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid
Fees Previously Paid	Debt	11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028	457(o)	—	—	$404,867,813 (1)	0.0000927	$37,531.25
	Other	Guarantees of 11%/13%/ 15% Senior Secured PIK Toggle Notes due 2028	Other (2)	—	—	—	—	— (2)
	Total Offering Amounts					$404,867,813		$37,531.25

	Total Fees Previously Paid							$55,655.21 (3)

	Total Fee Offsets							—

	Net Fee Due							$0.00 (3)

(1)

Represents the sum of (i) $106,403,419, the initial aggregate principal amount of the 11%/ 13%/ 15% Senior Secured PIK Toggle Notes due 2028 (the “Notes”) issued pursuant to the Plan (as defined in this Registration Statement on Form S-1 (the “Registration Statement”)) and registered for resale hereby, and (ii) an additional $298,464,394 aggregate principal amount of Notes that may be issued if interest on the Notes is paid-in-kind through maturity.

(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees of the Notes being registered.
(3)

A registration fee of $55,655.21 has previously been paid in connection with the initial filing of the Registration Statement, filed with the Securities and Exchange Commission on April 6, 2021. Accordingly, no registration fee is being paid with this Amendment No. 3 to the Registration Statement.